AMENDMENT TO RIGHTS AGREEMENT

                    AMENDMENT, dated as of October 22, 1996, to the Rights Agreement, dated as of January 26, 1989 and as amended as of April 25, 1996, between Handy & Harman, a New York corporation (the "Company"), and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the "Rights Agent").

                    WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

                    WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with
          Section 26 of the Rights Agreement;

                    NOW THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

                    1.  Section 1(a) of the Rights Agreement is
          amended to read in its entirety as follows:

                    (a) "Acquiring Person" shall mean any
               Person who constitutes an "Interested
               Shareholder" as defined in Section 912 of the New York Business Corporation Law (the "NYBCL"); provided, however, that for purposes of determining whether such Person is an "Acquiring Person," a Person engaged in business as an underwriter of securities shall not be deemed to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition; provided, further, that any Person who has reported or is required to report such Person's ownership (but less than 25%) on Schedule 13G under the Securities Exchange Act of 1934, as amended (or any comparable or successor report) or on Schedule 13D under the Securities Exchange Act of 1934, as amended (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 20% inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding shall not be considered an "Acquiring Person"; provided, further, that any Person who becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock outstanding by the Company shall not be considered an "Acquiring Person" unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, acquires beneficial ownership of additional shares of Common Stock representing 1/2% or more of the shares of Common Stock then outstanding.

                    2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights
          Agreement as amended hereby.

                    3. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                    4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

                                        HANDY & HARMAN

                                        By: /s/ Paul E. Dixon
                                           Name:   Paul E. Dixon
                                           Title:  Vice President
                                                   General Counsel and
                                                   Secretary

                                        CHASEMELLON SHAREHOLDER
                                          SERVICES, L.L.C.
                                        as Rights Agent

                                        By: /s/ Salvatore Russo
                                           Name: Salvatore Russo
                                           Title: Assistant
                                                   Vice President